Exhibit 99.1

Contacts:

Pelican Financial, Inc. - Howard Nathan – P: 800 765-5562

Stark Bank Group, Ltd. – Ken Aschom – P: 239-596-4111

Marcotte Financial Relations - Mike Marcotte – P: 248 656-3873

Pelican Financial, Inc. Signs Definitive Agreement to Merge
With Stark Bank Group, Ltd.
Pending Regulatory and Shareholder Approval	For Immediate Release

ANN ARBOR, Mich., NAPLES, Fla., FORT DODGE, Iowa, December. 7, 2005 — Pelican Financial, Inc. (AMEX: PFI), the holding company for Pelican National Bank, has signed a definitive agreement to merge with a newly formed subsidiary of Stark Bank Group, Ltd. of Fort Dodge, Iowa, Charles C. Huffman, Pelican’s Chairman and CEO, and Thomas G. Schnurr, CEO, Stark Bank Group, Ltd., jointly announced today.

The definitive agreement replaces the  “agreement in principle”  previously announced by the organizations on November 4, 2005.

Pelican National Bank, headquartered in Naples, Fla., is a full-service community bank serving the consumer and commercial sectors from locations in Naples, Bonita Springs, Cape Coral, Fort Myers, San Carlos and Sarasota, Florida. At September 30, 2005, the Bank reported assets of $194.5 million.

Stark Bank Group Ltd., headquartered in Fort Dodge, Iowa, is the holding company for First American Bank, which operates 16 branch offices and reported assets in excess of $1 billion. First American Bank is also a full-service community bank, specializing in commercial and small business lending and treasury management.

According to the terms of the definitive agreement, shareholders of Pelican Financial, Inc. will receive $6.00 for each common share held, subject to reduction for certain costs incurred by PFI in excess of $3.0 million, and minus an escrow of $0.20 per share to cover possible liabilities from the expected sale of certain marine loans.  At the option of PFI, the escrow may be increased to cover certain disputed costs or to cover claims on marine loans that are made prior to closing. The escrow will reduce the immediate cash payment to less than $6.00 per share. PFI has approximately 4.5 million common shares outstanding. The all-cash deal is subject to approval by PFI shareholders and regulators and to the satisfactory completion by Stark Bank Group of its due diligence. The merger is expected to be completed in the second quarter of 2006.

The Definitive Agreement also requires Stark Bank Group to purchase  $4 million of a newly created series of convertible preferred stock of PFI.

Hovde Financial LLC served as exclusive financial advisor to PFI and delivered a fairness opinion to PFI’s Board of Directors.

Additional Information about the Merger and Where to Find It

The proposed merger will be submitted to PFI shareholders for approval.  PFI will prepare proxy materials and will mail the proxy materials and the definitive agreement to shareholders. When available, these proxy materials and other relevant materials also may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents that PFI files with the SEC on PFI’s website at www.PelicanFinancialInc.com or by written request to:

Howard Nathan

Pelican Financial Inc.

3767 Ranchero Drive

Ann Arbor, Michigan 48108

SHAREHOLDERS OF PFI ARE URGED TO READ THESE MATERIALS AND TO READ THE DEFINITIVE PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED ITEMS. Shareholders are urged to read the proxy statement and other relevant materials before making any voting or investment decisions with respect to the proposed merger.

The executive officers and directors of PFI have interests in the proposed merger, some of which differ from, and are in addition to, those of PFI’s shareholders generally.  In addition, PFI and its executive officers and directors may be participating or may be deemed to be participating in the solicitation of proxies from the security holders of the PFI in connection with the proposed merger. Information about the executive officers and directors of PFI, their relationship with PFI and their beneficial ownership of PFI securities will be set forth in the proxy materials filed with the Securities and Exchange Commission. Shareholders may obtain additional information regarding the direct and indirect interests of PFI and its executive officers and directors in the proposed merger by reading the proxy materials relating to the merger when they become available.

Forward Looking Statements Safe Harbor

This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties.  Actual results may differ materially from the results discussed in the forward-looking statements.  Factors that may cause such a difference include: risks that the merger will not be consummated on the terms disclosed or at all; risks resulting from the potential adverse effect on PFI’s business and operations of the covenants PFI made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to PFI’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses PFI has incurred and will continue to incur relating to the proposed merger; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in PFI’s filings with the Securities and Exchange Commission, available free online via EDGAR at sec.gov. PFI assumes no responsibility to update forward-looking statements.